Exhibit 16

[Letter Head of Kelly & Company]

December 20, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   USA Biomass Corporation

             We have read the statements that USA Biomass Corporation included under Item 4 of the Form 8-K it filed regarding our recent resignation as auditors. We agree with such statements made regarding our firm, except as follows:

             Regarding the Registrant’s reference item 4 (2) of Form 8-K to reports of the accountants on the Registrant’s financial statements as of fiscal years 1998 and 1999. Our reports were on the Registrant’s financial statements as of December 31, 1999 and 1998 and for the year ended December 31, 1999, the four month period ended December 31, 1998 and the year ended August 31, 1998 and not as described for the fiscal years 1998 and 1999.

             We do not agree with the Registrant that we had the information necessary to complete the review of the September 30, 2000 quarterly financial statements referred to in item 4  (3). The review of the September 30, 2000, interim financial statements was not complete because all the information we requested from the Registrant to complete the review had not been received and all of our required review procedures were not complete by the time the Registrant filed its third quarter 10QSB. To the date of our resignation (and subsequent thereto) this information had not been received nor our procedures completed. In addition, we requested the Registrant’s management in writing on November 3 and 15, 2000, to provide the required information timely and informed them of our understanding that the filing of Form 10QSB prior to the completion of the auditor’s review is clearly a vi olation of the securities laws. Also, on November 20, 2000, prior to the filing , we informed management by telephone that based on the limited procedures we had been able to perform to that point, the information included in the Form 10QSB may contain significant inaccuracies. On Tuesday, November 21, 2000, we informed the Registrant’s Board of Directors and securities counsel that on Monday (November 20, 2000) the Registrant filed its 10QSB, and that we still needed information to complete our review and that the SEC staff views failure to obtain a review of its financial statements by its auditors prior to filling Form 10QSB to be a violation of securities laws.

             With respect to Registrant’s reference to our April 12, 2000, written communication to its Audit Committee and the Board of Directors, in addition to the matters indicated in item 4 (4) of Form 8-K, included therein are other matters that were reported to management, the Audit Committee and the Board of Directors. These matters addressed (a) related party and affiliate transaction, (b) Board of Directors composition matters, (c) public reporting on internal controls, (d) record storage and retrieval, (e) monthly preparation of financial reporting packages, (f) need for forecasting and budgeting, (g) strategic planning, (h) downsizing corporate overhead, (i) need for working capital and cash flow forecasting, (j) accounting systems and hardware, and (k) need for timely reporting. We believe that the Registrant’s steps taken to address the mat ters included in our April 12, 2000, communication have been very limited.

Yours truly,
/s/ Kelly & Company

Kelly & Company